EXHIBIT 99.1

ASCENDIA BRANDS, INC. APPOINTS

KEITH S. DANIELS AS CHIEF FINANCIAL OFFICER

Hamilton, NJ – February 4, 2008 -- Ascendia Brands, Inc. (AMEX: ASB) today announced the appointment of Keith S. Daniels, CPA, as Executive Vice President and Chief Financial Officer, effective February 4, 2008. Mr. Daniels replaces Jack P. Wissman, who served as Interim Chief Financial Officer pursuant to a financial services agreement with Carl Marks Advisory Group, LLC. Mr. Daniels’ appointment takes effect immediately.

Prior to his appointment, Mr. Daniels, age 38, had served as Senior Vice President, Finance, of the Company since March, 2007. From 2002-2007 he was Vice President, Finance, of Newell Rubbermaid Inc. (NYSE:NWL), where he implemented and oversaw several major financial and operational reporting and control initiatives, including Sarbanes-Oxley compliance procedures. Prior to that he worked at Philips Consumer Electronics and The Disney Company in various finance roles. Mr. Daniels, who is a Certified Public Accountant, holds a Bachelor of Arts degree in Economics from Princeton University and a Masters in Business Administration from Duke University’s Fuqua School of Business.

Steven R. Scheyer, President and Chief Executive Officer of Ascendia, commented: “Keith was a key player in the recent successful re-negotiation of our senior debt facility. We are fortunate that he has agreed to assume these new responsibilities as we move forward.”

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett/Jennifer Beledeau

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.co